                                                                      Exhibit 11

                       SUN TELEVISION AND APPLIANCES, INC.
               (DEBTOR-IN-POSSESSION EFFECTIVE SEPTEMBER 16, 1998)
                    COMPUTATION OF NET LOSS PER COMMON SHARE
                  For the two months ended October 31, 1998 and
                      the quarter ended November 29, 1997
                    (In thousands, except per share amounts)


                                                    For the Two       For the
                                                   Months Ended    Quarter Ended
                                                   ------------    -------------
                                                    October 31,     November 29,
                                                       1998            1997
                                                   ------------    -------------
Net loss                                             $  (25,797)     $ (6,765)
                                                     ==========      ========

Common shares outstanding:
   Weighted average                                      17,439        17,439

   Dilutive effect of stock options and warrants             --            --
                                                     ----------      --------

   Weighted average shares used to calculate
     diluted loss per share                              17,439        17,439
                                                     ==========      ========


Net loss per share:
   Assuming basic                                    $    (1.48)     $   (.39)
                                                     ==========      ========

   Assuming diluted                                  $    (1.48)     $   (.39)
                                                     ==========      ========

                       SUN TELEVISION AND APPLIANCES, INC.
               (DEBTOR-IN-POSSESSION EFFECTIVE SEPTEMBER 16, 1998)
                    COMPUTATION OF NET LOSS PER COMMON SHARE
              For the eight months ended October 31, 1998 and the
                      nine months ended November 29, 1997
                (Amounts in thousands, except per share amounts)



                                                              For the              For the
                                                        Eight Months Ended     Nine Months Ended
                                                        ------------------     -----------------
                                                            October 31,           November 29,
                                                               1998                   1997
                                                        ------------------     -----------------

Net loss                                                  $      (11,191)          $(23,666)
                                                          ==============           ========
Common shares outstanding:
   Weighted average                                               17,439             17,439

   Dilutive effect of stock options and warrants                      --                 --
                                                          --------------           --------

   Weighted average shares used to calculate
     diluted loss per share                                       17,439             17,439
                                                          ==============           ========

Net loss per share:
   Assuming basic                                         $        (5.75)          $  (1.36)
                                                          ==============           ========

   Assuming diluted                                       $        (5.75)          $  (1.36)
                                                          ==============           ========